Exhibit (c)(vi)

CONFIDENTIAL Funding Requirements Considerations Project Orange September 2022

CONFIDENTIAL

Morgan Stanley

Illustrative Equity Rollover Impact on Equity Check Required by Sponsor

Illustrative Low, Mid and High Equity Rollover Assumptions [1][2]

ILLUSTRATIVE EXAMPLES ONLY

Emerald sells 20M and rolls rest, 100% sell and $200M investment from Khaki, 50% roll from Lars, Stu, 100% roll from Violet

			Low		Mid [3]		High [3]	
Investor	**Shares**	**Value at $25.00**	**Percent Rolled**	**Amount Rolled**	**Percent Rolled**	**Amount Rolled**	**Percent Rolled**	**Amount Rolled**
Emerald	37,070	$927	0%	$0	46%	$427	100%	$927
Khaki	26,116	$653	0%	$0	31%	$200	100%	$653
Stu	4,638	$116	50%	$58	50%	$58	100%	$116
Lars	836	$21	0%	$0	50%	$10	100%	$21
Subtotal	**68,660**	**$1,717**	**3%**	**$58**	**40%**	**$695**	**100%**	**$1,717**
Subtotal Rolled as % Total FD Equity			**1%**		**15%**		**37%**	
Violet	16,433	$411	100%	$411	100%	$411	100%	$411
Total	**85,093**	**$2,127**	**22%**	**$469**	**52%**	**$1,106**	**100%**	**$2,127**
Rolled as % Total FD Equity			**10%**		**24%**		**46%**	

Notes
1. In calculating the amount of value that can be rolled over by each individual investor we are only including vested RSUs for Stu and Lars
2. Market Data from CapitalIQ and Estimates from Thomson as of 9/12/22
3. Mid case: Khaki potentially selling 100% of their shares but investing $200MM from a different fund, 31% effective roll; High case: Khaki potentially selling 100% of their shares and reinvesting full value of $653 from a different fund, 100% effective roll

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CONFIDENTIAL

Morgan Stanley

Preliminary Valuation Matrix

						Street Case				Management Case				Sponsor Equity Check Size		
	Premium / (Discount) To			Fully Diluted	Agg. Value	AV / Revenue		P / FCF		AV / Revenue		P / FCF		Rollover		
Price	Current	30-Day Avg.	52 Wk. High	Equity Val.	(AV)	CY2022E	CY2023E	CY2022E	CY2023E	CY2022E	CY2023E	CY2022E	CY2023E	Low	Mid	High
Metric	$19.41	$19.37	$27.40	$3,594	$3,279	$334	$415	$82	$105	$336	$440	$92	$107			
Growth Rate / Margin						*35%*	*25%*	*25%*	*25%*	*36%*	*31%*	*28%*	*24%*			
$19.41	0.0%	0.2%	(29.2%)	$3,594	$3,279	9.8x	7.9x	43.7x	34.3x	9.8x	7.4x	38.9x	33.5x	$1,821	$1,327	$536
$20.00	3.0%	3.2%	(27.0%)	$3,704	$3,389	10.2x	8.2x	45.1x	35.4x	10.1x	7.7x	40.1x	34.5x	$1,920	$1,411	$595
$21.00	8.2%	8.4%	(23.4%)	$3,891	$3,575	10.7x	8.6x	47.3x	37.1x	10.7x	8.1x	42.1x	36.2x	$2,088	$1,552	$694
$22.00	13.3%	13.6%	(19.7%)	$4,077	$3,762	11.3x	9.1x	49.6x	38.9x	11.2x	8.5x	44.1x	37.9x	$2,255	$1,695	$797
$23.00	18.5%	18.7%	(16.1%)	$4,264	$3,948	11.8x	9.5x	51.9x	40.7x	11.8x	9.0x	46.2x	39.7x	$2,423	$1,837	$897
$24.00	23.6%	23.9%	(12.4%)	$4,451	$4,135	12.4x	10.0x	54.2x	42.5x	12.3x	9.4x	48.2x	41.4x	$2,591	$1,979	$999
$25.00	28.8%	29.0%	(8.8%)	$4,637	$4,322	13.0x	10.4x	56.4x	44.3x	12.9x	9.8x	50.2x	43.2x	$2,758	$2,121	$1,100
$26.00	34.0%	34.2%	(5.1%)	$4,824	$4,508	13.5x	10.9x	58.7x	46.0x	13.4x	10.2x	52.2x	44.9x	$2,926	$2,263	$1,201
$27.00	39.1%	39.4%	(1.5%)	$5,010	$4,695	14.1x	11.3x	61.0x	47.8x	14.0x	10.7x	54.2x	46.6x	$3,094	$2,406	$1,303
$28.00	44.3%	44.5%	2.2%	$5,197	$4,881	14.6x	11.8x	63.2x	49.6x	14.5x	11.1x	56.3x	48.4x	$3,261	$2,547	$1,403
$29.00	49.4%	49.7%	5.8%	$5,383	$5,068	15.2x	12.2x	65.5x	51.4x	15.1x	11.5x	58.3x	50.1x	$3,429	$2,690	$1,506

Notes

1. Market Data from CapitalIQ and Estimates from Thomson as of 9/12/22; Net Cash balance of $315 as of 6/30/2022
2. Management case based on forecast provided by Management on 8/12/2022
3. Low Rollover assumes 0% roll from Emerald, Khaki, Lars; 100% roll from Violet; 50% roll from Stu; Mid Rollover assumes Emerald sells 20M shares and rolls rest, 100% sell and $200M investment from Khaki, 50% roll from Lars, Stu, 100% roll from Violet; High Rollover assumes 100% roll from Emerald, Lars, Violet, Stu and 100% investment from Khaki
4. In calculating the amount of value that can be rolled over by each individual investor we are only including vested RSUs for Stu and Lars

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CONFIDENTIAL Illustrative Sources and Uses and Pro Forma Capital Structure Mid Equity Rollover Assumed New Sponsor Equity Sensitivity Based on Rollover Equity Transaction Sources and Uses $MM Sources ($MM) ($MM) Purchase Price $21.00 $23.00 $25.00 $27.00 $29.00 Excess Cash $310 Premium to Current 8.2% 18.5% 28.8% 39.1% 49.4% Orange Shareholder Rollover $1,106—(x 0% $2,136 $2,476 $2,816 $3,157 $3,497 Debt Raise $1,200 20% $1,848 $2,160 $2,473 $2,786 $3,099 Sponsor Equity $2,121 Rollover Total Sources $4,737 30% $1,704 $2,003 $2,302 $2,601 $2,899 40% $1,552 $1,837 $2,121 $2,406 $2,690 Uses ($MM) ($MM) Violet) Shareholder 50% $1,415 $1,687 $1,958 $2,230 $2,501 Equity Purchase Price $4,637 Transaction Expenses $100 60% $1,271 $1,529 $1,787 $2,044 $2,302 Total Uses $4,737 Aggregate 100% $694 $897 $1,100 $1,303 $1,506 Emerald sells 20M and rolls rest, 100% sell and $200M investment Pro Forma Capital Structure from Khaki, 50% roll from Lars, Stu, 100% roll from Violet $MM Orange Transaction Adjustments Pro Forma Balance Sheet Adjustments Cash $360 ($310) $50 Existing Debt — -New Transaction Debt—$1,200 $1,200 Total Debt $0 $1,200 Net Debt ($360) $1,150 Credit Stats Debt / CY22 EBITDA — 24.4x Debt / CY22 ARR — 3.2x Notes 3. Assumes Orange has $360MM of cash on the balance sheet as of 12/31/2022 and has a min cash level of $50MM 1. Assumes transaction close on 12/31/2022 at $25.00 per share 4. In calculating the amount of value that can be rolled over by each individual investor we are only including vested RSUs for Stu and Lars 2. Market Data from CapitalIQ and Estimates from Thomson as of 9/12/22 5. Khaki potentially selling 100% of their shares but investing $200MM from a different fund 4

CONFIDENTIAL

Morgan Stanley

Shareholder Voting Analysis

Shareholder	Class A Common Stock	Class B Common Stock	Total Basic Shares Outstanding	% Total Basic Shares Outstanding	Class B Options	Class A RSUs	Total Diluted Shares Outstanding	Aggregate Voting Power	% Total of Aggregate Voting Power	Affiliated Shares	Adjusted Voting Power of Unaffiliated Shares	% Total Voting Power of Unaffiliated Shares
★ Emerald	-	37.1	**37.1**	**21%**	-	-	37.1	370.7	**36%**	(37.1)	-	-%
★ Khaki	-	26.1	**26.1**	**15%**	-	-	26.1	261.2	**25%**	(26.1)	-	-%
★ Violet	1.9	14.6	**16.4**	**9%**	-	-	16.4	147.5	**14%**	(16.4)	-	-%
Goldman Sachs	-	-	**0.0**	**0%**	-	-	-	-	**0%**	-	-	-%
Kevin Mitnick	2.5	4.9	**7.4**	**4%**	-	-	7.4	51.5	**5%**	-	51.5	24.7%
★ Stu Sjouwerman	0.1	4.4	**4.5**	**3%**	-	0.2	4.6	44.0	**4%**	(4.6)	-	-%
Krish Venkataraman	0.2	-	**0.2**	**0%**	1.6	0.4	2.2	16.7	**2%**	-	16.7	8.0%
★ Lars Letonoff	0.6	-	**0.6**	**0%**	-	0.2	0.8	0.8	**0%**	(0.8)	-	-%
Kevin Klausmeyer	-	-	**0.0**	**0%**	0.4	-	0.4	4.1	**0%**	-	4.1	2.0%
Gerhard Watzinger	-	-	**0.0**	**0%**	0.7	-	0.7	7.0	**1%**	-	7.0	3.3%
Kara Wilson	-	-	**0.0**	**0%**	0.7	-	0.7	7.0	**1%**	-	7.0	3.3%
Invesco Ltd.	4.9	-	**4.9**	**3%**	-	-	4.9	4.9	**0%**	-	4.9	2.4%
FMR LLC	4.9	-	**4.9**	**3%**	-	-	4.9	4.9	**0%**	-	4.9	2.3%
BlackRock Institutional Trust Company NA	4.7	-	**4.7**	**3%**	-	-	4.7	4.7	**0%**	-	4.7	2.3%
Eventide Asset Management, LLC	4.2	-	**4.2**	**2%**	-	-	4.2	4.2	**0%**	-	4.2	2.0%
The Vanguard Group	3.4	-	**3.4**	**2%**	-	-	3.4	3.4	**0%**	-	3.4	1.6%
Voya Financial, Inc.	5.7	-	**5.7**	**3%**	-	-	5.7	5.7	**1%**	-	5.7	2.8%
Principal Global Investors, LLC	2.0	-	**2.0**	**1%**	-	-	2.0	2.0	**0%**	-	2.0	0.9%
Whale Rock Capital Management	1.4	-	**1.4**	**1%**	-	-	1.4	1.4	**0%**	-	1.4	0.7%
Jennison Associates LLC	1.2	-	**1.2**	**1%**	-	-	1.2	1.2	**0%**	-	1.2	0.6%
Ashford Capital Management, Inc.	1.3	-	**1.3**	**1%**	-	-	1.3	1.3	**0%**	-	1.3	0.6%
First Trust Advisors LP	2.3	-	**2.3**	**1%**	-	-	2.3	2.3	**0%**	-	2.3	1.1%
Summit Partners Public Asset Management LLC	1.3	-	**1.3**	**1%**	-	-	1.3	1.3	**0%**	-	1.3	0.6%
ArrowMark	3.2	-	**3.2**	**2%**	-	-	3.2	3.2	**0%**	-	3.2	1.5%
ETF Managers Group	0.6	-	**0.6**	**0%**	-	-	0.6	0.6	**0%**	-	0.6	0.3%
Legacy Marlin Holdings	-	1.2	**1.2**	**1%**	-	-	1.2	12.5	**1%**	-	12.5	6.0%
RadWit Inc	-	1.2	**1.2**	**1%**	-	-	1.2	11.9	**1%**	-	11.9	5.7%
March Capital	1.0	-	**1.0**	**1%**	-	-	1.0	1.0	**0%**	-	1.0	0.5%
Sanabil Private Equity Investments Company	-	0.8	**0.8**	**0%**	-	-	0.8	8.3	**1%**	-	8.3	4.0%
Schonfeld Strategic Advisors LLC	0.3	-	**0.3**	**0%**	-	-	0.3	0.3	**0%**	-	0.3	0.1%
Renaissance Technologies LLC	0.2	-	**0.2**	**0%**	-	-	0.2	0.2	**0%**	-	0.2	0.1%
Trojan Investments LLC	-	0.2	**0.2**	**0%**	-	-	0.2	2.5	**0%**	-	2.5	1.2%
Rohan Puri	0.2	-	**0.2**	**0%**	-	-	0.2	0.2	**0%**	-	0.2	0.1%
Santhosh Purathepparambil	0.2	-	**0.2**	**0%**	-	-	0.2	0.2	**0%**	-	0.2	0.1%
Siramkumar Venkataraman	0.2	-	**0.2**	**0%**	-	-	0.2	0.2	**0%**	-	0.2	0.1%
Thomas Fiori	0.2	-	**0.2**	**0%**	-	-	0.2	0.2	**0%**	-	0.2	0.1%
Daniel Lorch	0.0	-	**0.0**	**0%**	-	-	0.0	0.0	**0%**	-	0.0	0.0%
David Rodgers	0.0	0.0	**0.0**	**0%**	-	-	0.0	0.4	**0%**	-	0.4	0.2%
Other Common Shareholders	36.7	0.1	**36.9**	**21%**	0.5	0.0	37.4	43.5	**4%**	-	43.5	20.9%
Totals	**85.3**	**90.7**	**176.0**	**100%**	**3.9**	**0.8**	**180.8**	**1,032.6**	**100%**	**(85.1)**	**208.5**	**100.0%**

Notes:
1. The analysis as to which shareholders are affiliated with the transaction is ongoing
2. Shares of Class A Common Stock are entitled to one vote per share and the shares of Class B Common Stock are entitled to ten votes per share
3. Assumes all RSUs are Class A and all Options are Class B; options are settled in full (i.e. not net share settled)
4. Share counts provided by management on 9/15/2022; Options and RSUs provided by Potter on 9/14/2022

★ Potentially Affiliated With Transaction

5

CONFIDENTIAL

Morgan Stanley

Cap Table Sources

- Individual Common Stock Balances are from 2.1.1 Cap Table - 8.31.2022.xlsx downloaded from the VDR on 9/15/2022
- Option and RSU Balances are from Equity Holdings - 8.31.22 - share price.xlsx provided by Potter on 9/14/22
- Total common shares adjusted to reflect GS conversion of ~9.2MM Class B shares to Class A prior to donating to GS Gives

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CONFIDENTIAL Orange Capitalization Summary and Aggregate Value Build $MM, Except Where Noted (1)(2)(3) Current Spot Illustrative Purchase Price Current Share Price ($) $19.41 $25.00 Basic Total Shares Outstanding (#MM) 175.7 175.7 Shares Weighted Avg Diluted Shares Outstanding Diluted Shares Outstanding Dilutive Instruments (#MM) Strike Price ($) (#MM) (#MM) RSUs Outstanding 2.79 0.00 2.79 2.79 Options Outstanding 8.04 $3.25 6.69 7.00 Total 9.48 9.78 Debt Amount Amount Total Debt — Fully Diluted Shares Outstanding (#MM) 185.2 185.5 Fully Diluted Equity Value $3,594 $4,637 (+) Debt Principal —(-) Cash ($315) ($315) Fully Diluted Aggregate Value $3,279 $4,322 Notes: 1. Market data as of 9/12/2022 2. Debt balance, basic total shares outstanding, options, and RSUs as of 6/30/2022 3. Assumes $315MM Cash and 175.7MM basic shares outstanding as of 6/30/2022 per 10Q 7

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